UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2007

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware                                           1-9566                                                      95-4087449
                                                                                   (State of Incorporation)                    (Commission File No.)                      (IRS Employer Identification No.)

  401 Wilshire Boulevard, Santa Monica, California,                                 90401-1490
                                                                                       (Address of principal executive offices)                                              (Zip Code)

Registrant's telephone number, including area code:       (310) 319-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02                      Results of Operations and Financial Condition.

On October 25, 2007, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s third quarter 2007 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01Financial Statements and Exhibits.

 (d)           Exhibits:

Exhibit 99.1 - Press Release dated October 25, 2007, regarding results for the third quarter 2007.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: October 25, 2007                                                                                                                                                      By:  /s/ Douglas J. Goddard
                                                                                                                                                                                                           Douglas J. Goddard
                                                                                                                                                                                                            Chief Financial Officer

FIRSTFED REPORTS RESULTS FOR THE THIRD QUARTER OF 2007

Santa Monica, California, October 25, 2007 -- FirstFed Financial Corp. (NYSE-FED), parent company of First Federal Bank of California, today announced net income of $23.0 million or $1.56 per diluted share of common stock for the third quarter of 2007 compared to net income of $29.1 million or $1.74 per diluted share for the second quarter of 2007 and $32.5 million or $1.93 per diluted share of common stock for the third quarter of 2006. The decrease in earnings is due to lower net interest income, losses on real estate operations, and higher operating costs.

Net interest income decreased by $7.5 million during the third quarter of 2007 compared to the second quarter of 2007 and $11.4 million compared to the third quarter of 2006. The decreases are primarily due to a decline in average interest-earning assets. Due to loan payoffs and decreased loan originations, average interest-earning assets decreased by 8% compared to the second quarter of 2007 and 28% compared to the third quarter of 2006. The interest rate spread decreased to 3.12% during the third quarter of 2007 from 3.16% during the second quarter of 2007. The yield on earning assets decreased by 9 basis points due to downward rate adjustments on adjustable rate loans while the cost of funds decreased by only 5 basis points during the same period. Compared to the same period in 2006, the interest rate spread increased by 44 basis points due to upward rate adjustments on adjustable rate loans while the cost of funds remained the same. Early payoff fees and late charges, which are included as part of the yield on loans, decreased to $3.7 million for the third quarter of 2007 from $6.1 million for the second quarter of 2007 and $7.4 million during the third quarter of 2006.

Net income for the first nine months of 2007 was $84.5 million or $5.25 per diluted share of common stock compared to $95.7 million or $5.68 per diluted share of common stock for the first nine months of 2006. The decrease in earnings is due primarily to lower net interest income, losses on real estate operations, higher operating costs and higher deposit insurance costs. Gain on the sale of loans increased during the first nine months of 2007 compared to the same period of the prior year. The $14.9 million decrease in net interest income was due to a 22% decrease in average interest-earning assets during the first nine months of 2007 compared to the same period of 2006 which was offset by a 44 basis point increase in the interest rate spread during the same period.

Gain on the sale of loans was $308 thousand and $4.7 million for the third quarter and first nine months of 2007 compared to gains of $1.8 million and $3.9 million for the third quarter and first nine months of 2006. The volume of loans sold totaled $75.3 million and $416.6 million during the third quarter and first nine months of 2007 compared to $134.5 million and $319.8 million during the third quarter and first nine months of 2006. Due to unfavorable secondary market conditions which made it difficult for the Bank to sell loans during the third quarter of 2007, $20.1 million in loans that were initially originated for sale were transferred to the held for investment portfolio as of September 30, 2007. Upon this transfer, a $337 thousand adjustment was recorded against gain on sale of loans for the third quarter of 2007.

Loan originations were $263.0 million and $702.8 million for the third quarter and first nine months of 2007 compared to $516.0 million and $1.8 billion in the third quarter and first nine months of 2006. Single family loans comprised 63% and 74% of loan originations during the third quarter and first nine months of 2007 compared with 87% of loan originations during both the third quarter and first nine months of 2006.  Loan originations during the third quarter of 2007 include $6.7 million in single family loans that were purchased from other investors. Multi-family and commercial real estate loans comprised 36% and 24% of loan originations during the third quarter and first nine months of 2007 compared with 11% of loan originations during both the third quarter and first nine months of 2006.

Loan payoffs and principal reductions totaled $539.8 million and $2.1 billion during the third quarter and the first nine months of 2007. This compares with $707.8 million and $2.0 billion during the third quarter and first nine months of 2006. Due to continued loan payoffs, decreased loan originations, and increased loan sales, the Company’s total assets decreased to $7.4 billion as of September 30, 2007 from $9.3 billion as of December 31, 2006 and $10.1 billion as of September 30, 2006.

Negative amortization, included in the balance of loans receivable, totaled $290.0 million at September 30, 2007 compared to $215.8 million at December 31, 2006 and $177.8 million at September 30, 2006. Negative amortization represents unpaid interest earned by the Bank that is added to the principal balance of the loan. Negative amortization increased by $22.5 million and $74.2 million during the third quarter and first nine months of 2007 compared to increases of $41.4 million and $115.2 million during the third quarter and first nine months of 2006. Negative amortization as a percentage of all single family loans in the Bank’s portfolio totaled 6.22% at the end of the third quarter of 2007 compared to 3.44% at December 31, 2006 and 2.59% at September 30, 2006.

The portfolio of single family loans with a one-year fixed monthly payment totaled $3.4 billion at September 30, 2007 compared to $4.6 billion at December 31, 2006 and $4.9 billion at September 30, 2006. The portfolio of single family loans with three-to-five year fixed monthly payments totaled $1.2 billion at September 30, 2007 compared to $1.8 billion at December 31, 2006 and $2.1 billion at September 30, 2006.

A $4.5 million loan loss provision was recorded during the third quarter of 2007 compared to a $3.1 million provision during the second quarter of 2007 and a $3.0 million provision during the third quarter of 2006. Net loan charge-offs totaled $3.2 million and $4.9 million during the third quarter and first nine months of 2007 compared to $17 thousand and $100 thousand during the third quarter and first nine months of 2006.

Loan charge-offs and non-performing assets have increased over the last year due to increased single family loan delinquencies and foreclosed single family loans in response to the weakened real estate market throughout California. The Bank’s non-performing assets to total assets ratio increased to 1.40% at September 30, 2007 from 0.21% at December 31, 2006 and 0.11% at September 30, 2006.

Real estate operations resulted in net losses of $2.1 million and $2.8 million for the third quarter and the first nine months of 2007. These results included write-downs of single family real estate owned which totaled $1.7 million for the third quarter and $1.8 million for the first nine months of 2007. For the third quarter and first nine months of 2006, real estate operations resulted in a net loss of $70 thousand and a net gain of $67 thousand, respectively.

Non-interest expense was $18.7 million and $59.9 million during the third quarter and first nine months of 2007 compared to $18.3 million and $57.7 million during the third quarter and first nine months of 2006.The increase in operating expenses during 2007 compared to 2006 was primarily due to increased compensation costs resulting from normal salary increases and added staff in the commercial banking group, higher deposit insurance costs, increased assessments by the Office of Thrift Supervision, and occupancy costs associated with new branch openings. Legal expense decreased due to the favorable outcome of a pending legal matter. As a result of the overall increase in expenses and the decrease in average total assets, the ratio of non-interest expense to average total assets increased to 0.99% and 0.97% during the third quarter and first nine months of 2007 compared to 0.72% and 0.74% during the third quarter and the first nine months of 2006.

The Bank’s risk-based capital ratio was 21.44% at September 30, 2007 and its core and tangible capital ratios were 10.61%.

The Company repurchased 2,372,980 shares of its common stock at an average price of $44.56 during the third quarter of 2007. During the first nine months of 2007, shares repurchased totaled 3,140,934 at an average price of $48.48. During the month of August 2007, the Board of Directors authorized the expansion of the Company’s stock repurchase program to permit repurchase of an additional 2,850,000 shares. The shares eligible for repurchase totaled 1,181,145 shares as of October 24, 2007.

First Federal Bank of California operates 33 retail banking offices in Southern California. In keeping with the Bank’s retail branch expansion plan, one new retail branch was opened in March of 2007 and the Bank plans to open one additional branch during the remainder of 2007. The Bank operates 5 lending offices in Southern and Northern California.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate market, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Executive Vice President
(310) 319-6014

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)

	September 30, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$114,557	$151,090
Investment securities, available-for-sale (at fair value)	327,351	311,850
Mortgage-backed securities, available-for-sale (at fair value)	47,923	57,197
Loans receivable, held-for-sale (fair value of $218 and $143,141)	218	140,860
Loans receivable, net of general allowance for loan losses of $116,224 and $109,768	6,632,392	8,376,592
Accrued interest and dividends receivable	45,120	54,812
Real estate owned	18,728	1,094
Office properties and equipment, net	16,295	16,569
Investment in Federal Home Loan Bank (FHLB) stock, at cost	76,751	118,979
Other assets	88,761	66,544
	$7,368,096	$9,295,587

LIABILITIES

Deposits	$4,466,519	$5,889,881
FHLB advances	1,501,000	1,490,000
Securities sold under agreements to repurchase	520,000	978,448
Senior debentures	150,000	100,000
Accrued expenses and other liabilities	87,745	132,543
	6,725,264	8,590,872

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares; issued 23,966,227 and 23,842,934 shares; outstanding 13,636,997 and 16,648,338 shares	240	238
Additional paid-in capital	54,303	49,610
Retained earnings	856,993	772,537
Unreleased shares to employee stock ownership plan	(870)	(2,050)
Treasury stock, at cost, 10,329,230 and 7,194,596 shares	(266,040)	(113,776)
Accumulated other comprehensive loss, net of taxes	(1,794)	(1,844)
	642,832	704,715
	$7,368,096	$9,295,587

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended Sept. 30,		Nine months ended Sept. 30,
	2007	2006	2007	2006
Interest and dividend income:
Interest on loans	$134,090	$175,265	$445,923	$508,767
Interest on mortgage-backed securities	636	736	2,026	2,159
Interest and dividends on investments	5,687	7,472	17,617	20,553
Total interest income	140,413	183,473	465,566	531,479
Interest expense:
Interest on deposits	50,606	63,489	165,724	153,429
Interest on borrowings	27,628	46,366	92,753	156,057
Total interest expense	78,234	109,855	258,477	309,486

Net interest income	62,179	73,618	207,089	221,993
Provision for loan losses	4,500	3,000	11,400	9,400
Net interest income after provision for loan losses	57,679	70,618	195,689	212,593

Other income:
Loan servicing and other fees	550	537	2,364	1,866
Banking service fees	1,663	1,583	5,035	4,783
Gain on sale of loans	308	1,767	4,746	3,850
Real estate operations, net	(2,077)	(70)	(2,821)	67
Other operating income	610	229	1,369	585
Total other income	1,054	4,046	10,693	11,151

Non-interest expense:
Salaries and employee benefits	12,366	10,826	37,119	34,918
Occupancy	3,295	2,595	9,095	7,824
Advertising	194	164	636	963
Amortization of core deposit intangible	127	498	752	1,495
Federal deposit insurance	743	531	2,295	813
Data processing	535	559	1,738	1,762
OTS assessment	501	525	1,654	1,678
Legal	(1,352)	186	(359)	919
Other operating expense	2,253	2,459	6,964	7,303
Total non-interest expense	18,662	18,343	59,894	57,675

Income before income taxes	40,071	56,321	146,488	166,069
Income taxes	17,070	23,859	62,032	70,354
Net income	$23,001	$32,462	$84,456	$95,715

Net income	$23,001	$32,462	$84,456	$95,715
Other comprehensive income (loss), net of taxes	761	1,185	50	(491)
Comprehensive income	$23,762	$33,647	$84,506	$95,224

Earnings per share:
Basic	$1.58	$1.96	$5.32	$5.78
Diluted	$1.56	$1.93	$5.25	$5.68

Weighted average shares outstanding:
Basic	14,542,015	16,567,958	15,871,083	16,559,670
Diluted	14,698,626	16,853,849	16,080,335	16,865,595

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS
 (Unaudited)

	Quarter ended September 30,
	2007	2006
	(Dollars in thousands, except per share data)
End of period:
Total assets	$7,368,096	$10,075,159
Cash and securities	$441,908	$601,370
Mortgage-backed securities	$47,923	$61,670
Loans	$6,632,610	$9,159,171
Core deposit intangible asset	$591	$1,842
Deposits-retail and commercial	$3,293,005	$2,932,951
Deposits-wholesale	$1,173,514	$3,055,463
Borrowings	$2,171,000	$3,288,000
Stockholders' equity	$642,832	$670,423
Book value per share	$47.14	$40.19
Tangible book value per share	$47.10	$40.08
Stock price (period-end)	$49.55	$56.72
Total loan servicing portfolio	$6,870,204	$9,454,650
Loans serviced for others	$66,904	$169,483
% of adjustable mortgages	94.45%	96.93%

Other data:
Employees (full-time equivalent)	606	596
Branches	33	32

Asset quality:
Real estate owned (foreclosed)	$18,728	$367
Non-accrual loans	$84,218	$10,755
Non-performing assets	$102,946	$11,122
Non-performing assets to total assets	1.40%	0.11%
General valuation allowance (GVA)	$116,224	$106,858
Allowance for impaired loans	-	-
Allowance for loan losses	$116,224	$106,858
Allowance for loan losses as a percentage of gross loans receivable	1.73%	1.16%
Loans sold with recourse	$45,457	$54,456
Modified loans (not impaired)	$1,090	$1,904
Impaired loans, net	$17,413	$7,369
Allowance for impaired loans	$-	$-

Capital ratios:
Tangible capital ratio	10.61%	7.47%
Core capital ratio	10.61	7.47
Risk-based capital ratio	21.44	15.62
Net worth to assets ratio	8.72	6.63

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY

KEY FINANCIAL RESULTS (continued)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Dollars in thousands)

Selected ratios:
Expense ratios:
Efficiency ratio	29.51%	23.62%	27.50%	24.74%
Expense to average assets ratio	0.99	0.72	0.97	0.74
Return on average assets	1.22	1.26	1.37	1.24
Return on average equity	13.46	20.20	16.07	20.72

Yields earned and rates paid:
Average yield on loans	7.93%	7.47%	7.97%	7.06%
Average yield on investment portfolio	5.55	5.15	5.49	5.01
Average yield on all interest-earning assets	7.78	7.34	7.82	6.94
Average rate paid on deposits	4.34	4.32	4.42	3.90
Average rate paid on borrowings	5.39	5.22	5.38	4.76
Average rate paid on all interest-bearing liabilities	4.66	4.66	4.73	4.29
Interest rate spread	3.12	2.68	3.09	2.65
Effective net spread	3.44	2.93	3.48	2.90

Average balances:
	$6,764,534	$9,381,428	$7,459,006	$9,603,242
Average investments	455,903	587,147	477,189	597,117
Average interest-earning assets	7,220,437	9,968,575	7,936,195	10,200,359
Average deposits	4,627,267	5,833,795	5,010,165	5,256,443
Average borrowings	2,035,882	3,527,147	2,303,286	4,380,787
Average interest-bearing liabilities	6,663,149	9,360,942	7,313,451	9,637,230
Excess of interest-earning assets over interest-bearing liabilities	$557,288	$607,633	$622,744	$563,129

Loan originations and purchases	$262,945	$515,989	$702,830	$1,840,216